Exhibit 8.1

List of Significant Subsidiaries and Consolidated Affiliated Entities of RYB Education, Inc.

Subsidiaries	Place of Incorporation

Beijing RYB Technology Development Co., Ltd. (北京红黄蓝科技发展有限公司)	PRC
Precious Companion Group Limited (启元教育集团有限公司)	Hong Kong

Consolidated Variable Interest Entity	Place of Incorporation

Beijing RYB Children Education Technology Development Co., Ltd. (北京红黄蓝儿童教育科技发展有限公司)	PRC

Subsidiaries and Sponsored Entities of Consolidated Variable Interest Entit	Place of Incorporation

Beijing Development RYB Bilingual Kindergarten (北京开发红黄蓝双语幼儿园)	PRC
Beijing Aizhudou Culture Development Co., Ltd. (北京爱竹兜文化发展有限公司)	PRC
Shenzhen RYB Children Education Technology Development Co., Ltd. (深圳红黄蓝儿童教育科技有限公司)	PRC
Beijing Youer Lezhi Technology Development Co., Ltd. (北京优儿乐智科技发展有限公司)	PRC

* Other subsidiaries and sponsored entities of the consolidated variable interest entity of RYB Education, Inc. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.